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                                                                  Exhibit 10.29

                               SECOND AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT (this "Amendment") to that certain Purchase and Sale Agreement dated April 24, 2000 by and between Hispanic Television Network, Inc. and Johnson Broadcasting of Dallas, Inc., "the "Purchase Agreement") is executed on December 7, 2000, but is made effective as of October 31, 2000 (the "Effective Date'"). Unless otherwise defined herein, all capitalized terms have the meanings assigned to them in the Purchase Agreement.

Recitals

WHEREAS, the Parties entered into that certain First Amendment to the Purchase Agreement on September 29, 2000 (the "First Amendment"), which among other things, amended the definition of Closing Date.

WHEREAS, Seller has given notice to Buyer that Buyer is in default under the Purchase Agreement, as amended by the First Amendment, and Buyer wishes to cure such default pursuant to the terms of this Amendment.

WHEREAS, Seller does not desire to terminate the sale process and is willing to resolve Buyer's default and amend the Purchase Agreement to provide for an extension of the Closing date upon the terms set forth in this Amendment.

WHEREAS, each of the undersigned desire to revoke the First Amendment and to amend the Purchase Agreement in certain respects as more particularly described below.

                                                  AGREEMENT

NOW, THEREFORE, in consideration of the recitals set forth above and other good and valuable consideration contained herein, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, and intending to be legally bound, the Parties agree as follows:

1. Resolution of Default. To resolve Buyer's default, Buyer agrees and acknowledges that Seller shall be entitled to retain all consideration (including, but not limited to, cash and stock) given by Buyer to Seller on or prior to the date hereof. Buyer hereby covenants, assigns and transfers to Seller all right title and: interest in, and forever releases, forfeits and disclaims any right or claim to, all such consideration.

2. Issuance of Extension Shares. As consideration for this Amendment, Buyer will transfer to Seller one million (1,000,000) shares (the "Extension Shares") of newly issued Buyer Common Stock concurrently with the execution of this Agreement. Buyer

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represents and warrants to Seller that, upon issuance, the Extension Shares will be duly authorized, fully paid, non-assessable and validly issued. With respect to the Extension Shares, Seller reaffirms to Buyer those representations and warranties set forth in Section 4.16 of the Purchase Agreement. Each party acknowledges that the Extension Shares will contain the following stock legend:

         "The shares represented by this Certificate have not been registered under the Securities act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company"

         3. Mutual Release of all Previous Claims. Each of Buyer and Seller, on behalf of itself and its affiliates, shareholders, agents, directors, employees, successors and assigns hereby completely and forever releases, acquits and discharges the other party and its affiliates, stockholders, agents, directors, employees, successors and assigns, of and from any and all obligations, claims, demands, rights, liabilities, suits or causes of action of any kind whatsoever, whether known or unknown, in contract or tort, at common law or by statute or otherwise, that such party has or may have or may hereafter claim to have, against the other party for acts or omissions on or prior to the Effective Date arising out of or related to the Purchase Agreement.

         4. Definition of "Closing Date." The definition of "Closing Date" in
Section 1.1 of the Purchase Agreement, as amended and restated in the First Amendment, is hereby further amended and restated in its entirety to read as follows:

         "CLOSING DATE" means a time and business date to be selected by Buyer, which date shall not be later than February 12, 2001, 5:00 p.m. CST."

         5. Increase in Purchase Price. Section 2.2.4(a) of the Purchase Agreement is amended and restate din its entirety to read as follows:

                  "(a) PAYMENT OF ESTIMATED PURCHASE PRICE AT CLOSING. At Closing, Buyer will pay to Seller by wire transfer of immediately available funds an aggregate amount equal to (I) $35,000,000, as adjusted (up or down) by the estimated Closing adjustments pursuant to Section 2.2.3(b), LESS (ii) the value of the Extension Shares as determined by averaging the closing sales price per share of Buyer Common Stock as quoted on the Nasdaq Stock Market over the 30 days immediately prior to the Closing; provided, however, in no event will the value of the Extension Shares exceed $2,000,000 for purposes of this
                  Section 2.2.4(a)."

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         6 . Recourse. Sections 19.1, 19.2 and 19.3 of the Purchase Agreement
are deleted in their entirety. Section 19.4 of the Purchase Agreement is amended and restated in its entirety to read as follows:

         "19.4. SELLER'S RECOURSE. In the event this Agreement is terminated other than pursuant to Sections 17.3 or 17.5 hereof, Seller shall be entitled to retain the Extension Shares, as liquidated damages, which shall be the Seller's sole and exclusive remedy under this Agreement for such termination and any breach by Buyer of the representation, warranty, termination or condition of this Agreement. Buyer and Seller agree that the harm caused by any breach of any representation, warranty, or condition of this Agreement by Buyer would be difficult to estimate and that the retention by Seller of the Extension Shares is a reasonable forecast of just compensation for any such breach. The remedy specified in this Section 19.4 is intended to be the sole remedy to Seller for breach by Buyer of any representation, warranty, or condition of this Agreement arising or occurring on or prior to the earlier of the Closing Date or the date of termination. Buyer and Seller irrevocably agree not to contest or limit in any manner whatsoever the enforcement of this Section 19.4."

         7. Pre-Closing Remedies. Section 20.16 of the Purchase Agreement is amended and restated in its entirety to read as follows:

                  "20.16. PRE-CLOSING REMEDIES. The remedies specified in
                  Section 20.16.1 and Section 20.16.2 are intended to be the sole remedies to Buyer for breach by Seller of any representation, warranty, or condition of this Agreement arising or occurring on or prior to the earlier of the Closing Date or the date of termination. Buyer expressly releases and waives its rights to all other remedies.

                  20.16.1. BUYER'S RIGHT TO ENJOIN; SPECIFIC PERFORMANCE. Seller irrevocably acknowledges that the Station Licenses and Broadcasting Assets constitute unique and irreplaceable assets. Seller further irrevocably acknowledges that the benefits to be derived by Buyer from the transactions contemplated by this Agreement are equally unique and irreplaceable. Accordingly, if Seller improperly abandons or improperly terminates this Agreement, Buyer would not have an adequate remedy at law. Therefore, Buyer shall be entitled to a court order (a) enjoining any action or a transaction that could reasonably be expected to constitute a breach of this Agreement, including but not limited to any act or transaction that could reasonably be expected to constitute a breach of
                  Section 7.1.10, and (b) requiring Seller to perform this Agreement and to consummate the transactions contemplated by this Agreement in

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                  accordance with the specific terms of this Agreement. However,
                  Buyer shall be entitled to maintain an action for specific performance under this Section 20.16.1 only if Buyer deposits in escrow on or before the Closing Date with Coamerica Bank-Texas (or any court of competent jurisdiction) the amount specified in Section 2.2.4(a) of the Purchase Agreement. Such amount must remain in escrow with Coamerica Bank-Texas (or any court of competent jurisdiction) during the enforcement of this Section 20.16.1. If Buyer files an action under this
                  Section 20.16.1, and then fails to deposit the amount specified in Section 2.2.4(a) of the Purchase Agreement in escrow with Coamerica Bank-Texas or any court of competent jurisdiction) on or before the Closing Date, Buyer shall dismiss any such action with prejudice. Buyer and Seller irrevocably agree not to contest or limit in any manner whatsoever the enforcement of this Section 20.16.1. Seller shall not be entitled to the remedies of injunctive relief and specific performance specified in this Section 20.16.1.

                  20.16.2. LIMITATION OF BUYER'S PRE-CLOSING DAMAGES. Without limiting in any manner whatsoever the availability of Buyer's remedies of injunctive relief and specific performance specified in Section 20.16.1, Buyer irrevocably agrees that any monetary damages associated with Seller's improperly abandoning or improperly terminating this Agreement or any other pre-closing cause of action or claim shall be limited to Seller's return to Buyer of the Extension Shares. Buyer and Seller irrevocably agree not to contest or limit in any manner whatsoever the enforcement of this Section 20.16.2. Each party acknowledges and agrees that nothing in this Section 20.16.2 will affect in any manner whatsoever such party's liability under Section 15."

         8. FCC Filings. Seller agrees to cooperate with Buyer in filing with the Federal Communications Commission any necessary requests or extensions of time to consummate the transactions contemplated by the Purchase Agreement, as hereby amended.

         9. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument.

         10. Controlling Provisions. This Amendment is entered into pursuant to Section 20.6 of the Purchase Agreement and shall amend the Purchase Agreement to the extent expressly provided in this Amendment. The Purchase Agreement, except as amended hereby, is and shall remain in full force and effect. In the event of a conflict of the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

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         11. Successors and Assigns; Governing Law. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and any permitted assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas (without regard to the conflicts-of-law principles thereof).

         12. Time is of the Essence. Time is of the essence in the performance of this Amendment and all dates and periods specified in this Amendment and the Purchase Agreement. Notwithstanding any provision to the contrary in this Amendment or the Purchase Agreement, no party will be entitled to any time period in which to cure any breach of a representation or warranty or to cure the non-performance of any covenant, agreement or obligation. This Amendment and the Purchase Agreement shall automatically terminate without the requirement of notice to either party, if the deposit specified in Section 20.16.1 has not been made by February 12, 2001 at 5:00 CST.

         IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Effective date.

                        Hispanic Television Network, Inc.


                        By:     /s/ MARCO CAMACHO
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                                 Marco Camacho, its Chief Executive Officer


                        Johnson Broadcasting of Dallas, Inc.


                        By:     /s/ DOUGLAS R. JOHNSON
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                                 Douglas R. Johnson, its President